Exhibit 99.1

Board of Trustees

CommonWealth REIT

Two Newton Place

255 Washington Street

Newton, MA 02458-1634

February 26, 2013

Dear Members of the Board of Trustees:

Corvex Management, LP (“Corvex”) and Related Fund Management, LLC (“Related”) separately manage investment funds that collectively own approximately 9.8% of the outstanding common shares of CommonWealth REIT (“CWH” or the “Company”). We have deep industry experience and have spent considerable time with our advisors analyzing CWH’s assets and corporate structure. We are publicly filing today a detailed presentation outlining a clear path for maximizing value for all of CWH’s shareholders.

We believe that the Company’s real estate assets are significantly undervalued due to the misalignment of incentives between the Company and its externally advised management structure, and track record of underperformance. Based on a detailed property-by-property valuation analysis, we believe that CWH’s net asset value as of February 25, 2013 was $40 per share, as compared with the current per share price of $15.85.

We believe that if the Company implemented, among other changes, an internal management structure, basic operating performance enhancements and a more shareholder-friendly capital allocation policy, CWH could achieve a target price of more than $50 per share over a two year period.

We believe that CWH’s shares trade at such a large discount mainly because the Company’s externally advised management structure skews incentives, reduces CWH’s cash flow through excessive fees and impairs the Company’s valuation. We note that, according to public filings, over the last five years the Company has paid out over $336 million in management fees to REIT Management & Research LLC (“RMR”) — representing over 20% of CWH’s market capitalization as of the close of business on February 25, 2013. In addition, these fees are based primarily on historical costs, and reward management for acquisitions regardless of financial returns or strategic rationale. We also note that CWH’s management and Board own very little stock in CWH (less than 1% of the Company) and their misaligned incentives have led to a strategy that has sought to maximize management fees for RMR at the expense of CWH’s shareholders.

Furthermore, the Company’s poor corporate governance exacerbates the inherent conflicts of interest between management and shareholders. Among other things, the Company has: a classified board; a “poison pill” triggered by the acquisition of only 10% of CWH’s outstanding shares, with a “slow hand” provision; and questionable trustee independence. This has insulated management and further misaligned the interests of management and its shareholders. ISS has also taken notice, recommending against CWH’s incumbent board trustees last year.

The misalignment of interests and poor governance are all made readily apparent by the announcement on February 25, 2013 that CWH has commenced an underwritten public offering of up to 31,050,000 common shares (including the anticipated over-allotment option), the proceeds of which will be used to repurchase up to $450 million of certain of the Company’s outstanding investment grade unsecured senior notes, to repay other debt and for “general business purposes”. The proposal to raise equity when the stock trades at such a large discount to its intrinsic value is absurd, and more than anything speaks to the incredible disconnect between the goals of CWH shareholders and the Board and RMR. We also note that our $40 per share estimate of NAV is generally consistent with CWH’s book value of approximately $37 per share, and are astounded that the Board of Trustees would consider issuing equity at a time when the shares are trading at $15.85 which is 43% of their own estimate of minimum fair value.

Based on our above analysis, the proposed offering would represent a massive dilution to existing shareholders that would be highly destructive of shareholder value. In addition, we question why the Board would repurchase investment grade debt on highly attractive terms at a large make-whole premium with no near term maturities or liquidity issues. It appears that the external manager’s goal is to grow the Company’s equity base, increase its acquisition capacity and ultimately increase management fees — all at the expense of creating value for CWH shareholders. Instead of this approach, the Board should be selling assets into the market and repurchasing shares.

We demand that the Board of Trustees immediately cease this ill-advised offering and debt repurchase and engage in frank and open discussions with us regarding CWH’s business and strategy. If the Board of Trustees proceeds with a course of action that is clearly destructive to CWH’s shareholders, we intend to hold you and CWH’s management responsible for this and other potential breaches of your fiduciary duties.

We are filing today a detailed presentation outlining a clear path for value creation at CWH and believe the following immediate steps must be taken to close the massive discount between the public market value and NAV:

•                  Internalization of management structure, adoption of a market cost structure, and alignment of management compensation with shareholder returns;

•                  Replacement of existing Charter and Bylaws to conform to ISS and Glass Lewis best practices;

•                  Appointment of three new independent trustees;

•                  Cessation of all related party asset sales;

•                  Cessation of all acquisition and development activity until CWH’s stock price exceeds its NAV; and

•                  Use excess cash flow and proceeds from asset sales to buy back stock or delever until the Company’s stock price exceeds its NAV.

If necessary, we are prepared to seek the removal of the entire Board of Trustees though an action by written consent so that the Board may be replaced with Trustees that will be responsive and representative of the interests of all of CWH’s shareholders and not just its management. Furthermore, Corvex and Related would also be prepared to acquire all the outstanding shares at a significant premium to the current market value. Accordingly, we demand that the Company not proceed with this dilutive share issuance.

Sincerely,

Keith Meister

Corvex Management LP

712 Fifth Avenue, 23rd Floor

New York, New York 10019

(212) 474-6700

Jeff T. Blau

Related Fund Management, LLC

60 Columbus Circle

New York, New York 10023

(212) 421-5333